AMENDMENT TO THE

BRUCE A. STANSKI 2004 EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, the Compensation Committee of the Board of Directors of KBR, Inc. desires to amend the Executive Employment Agreement (the “Agreement”) entered into by and between KBR Technical Services, Inc. and Bruce A. Stanski, effective as of August 1, 2004, to comply with the final regulations of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, effective as of December 31, 2008, the Agreement is hereby amended as follows:

1.	The following sentence shall be added to the end of Section 2.4:

“All payments or reimbursements made by Employer under this Section 2.4 shall be made within 74 days after Employee invoices Employer, but in no event shall any payments of reimbursements be made later than the last day of the year following the year in which Employee’s expenses were incurred.”

2.	Section 3.2(iv) shall be deleted and the following shall be substituted therefor:

(iv)      Voluntary Termination. “Voluntary Termination” shall mean a termination of employment in the sole discretion and at the election of Employee for other than Good Reason. “Good Reason” shall mean (a) a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement or (b) a termination of employment by Employee after a material diminution in Employee’s authority or responsibility with Employer; provided that Employee provides written notice to Employer of the initial existence of the event and Employer fails to remedy such circumstances within 30 days after receipt of Employee’s written notice of the event. If Employer fails to remedy the event within that 30-day period, Employee will have until the 180th day following the initial existence of the Good Reason event (but not beyond the end of the Term of this Agreement as provided in Section 1.1) to terminate his employment for Good Reason.

3.	The second sentence of Section 3.3(iii) shall be deleted and the following shall be substituted therefor:

“Such amounts shall be paid to Employee at the time that such amounts are paid to similarly situated employees, but not later than 74 days following the end of the year in which Employee’s termination of employment with Employer occurred.”

4.	The following sentence shall be added immediately after the second sentence in Section 3.4:

“The release must become effective no later than 60 days after Employee’s termination of employment in order for Employee to be entitled to such severance benefits.”

IN WITNESS WHEREOF, this instrument has been executed on this _____day of December 2008, effective as of December 31, 2008.

KBR TECHNICAL SERVICES, INC.

By:
Name:
Title: